Exhibit 99.1

B&G Foods Reports Financial Results for First Quarter 2015

— Reaffirms Full Year 2015 Guidance —

Parsippany, N.J., April 23, 2015—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the first quarter of 2015.

Highlights (vs. year-ago quarter where applicable):

•                  Net sales increased 9.6% to $217.1 million

•                  Comparable base business net sales,* which excludes the impact of acquisitions and the Rickland Orchards shortfall described below, increased $4.5 million, or 2.4%

•                  Net income increased 10.1% to $19.6 million

•                  Adjusted net income* increased 12.5% to $20.5 million

•                  Diluted earnings per share increased 9.1% to $0.36

•                  Adjusted diluted earnings per share* increased 11.8% to $0.38

•                  Adjusted EBITDA* increased 7.5% to $49.9 million

•                  The Company reaffirmed its expectation to deliver 2015 full-year adjusted EBITDA of $196.0 million to $202.0 million, adjusted diluted earnings per share of $1.48 to $1.55 and net sales of $860.0 million to $880.0 million

Commenting on the results, Robert C. Cantwell, President and Chief Executive Officer of B&G Foods, stated, “The Company achieved strong growth in the first quarter, with overall net sales increasing 9.6%.  Our base business excluding the impact of acquisitions and the Rickland Orchards shortfall grew 2.4%.  We were able to achieve this with increased pricing of $3.6 million along with solid growth in 17 of our brands, including Ortega and Pirate’s Booty.  For the remainder of 2015, we expect to continue to see positive year-over-year results.  The trends in pricing and volume seen in the first quarter are expected to continue throughout 2015, along with continued growth in adjusted EBITDA.  I am confident about our future and achieving our full-year guidance for 2015.”

Financial Results for the First Quarter of 2015

Net sales for the first quarter of 2015 increased 9.6% to $217.1 million from $198.1 million for the first quarter of 2014.  Net sales of Specialty Brands, acquired in April 2014, contributed $22.0 million to the overall increase.

Net sales were negatively impacted by the Rickland Orchards brand, whose net sales decreased by $7.6 million compared to the first quarter of 2014, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.  Comparable base business net sales, which excludes the impact of the Rickland Orchards shortfall,

*           Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales,” “comparable base business net sales,” “EBITDA” and “adjusted EBITDA,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

increased $4.5 million, or 2.4%, for the first quarter of 2015.  The increase was attributable to increases in net pricing and unit volume of $3.6 million and $0.9 million, respectively.

Gross profit for the first quarter of 2015 increased $2.7 million, or 4.2%, to $67.4 million from $64.7 million in the first quarter of 2014.  Gross profit expressed as a percentage of net sales decreased to 31.0% for the first quarter of 2015 from 32.6% in the first quarter of 2014.  The 1.6 percentage point decrease was partially due to customer refunds in the first quarter of 2015 relating to the Ortega and Las Palmas recall announced in November 2014, which reduced gross profit margin for the first quarter of 2015 by approximately 0.7 percentage points.  Excluding the impact of the customer refunds, gross profit expressed as a percentage of net sales was approximately 31.7%.  The remaining gross profit shortfall of 0.9 percentage points was attributable to a sales mix shift to lower margin products, an increase in distribution costs and the negative impact of the Canadian exchange rate, which reduced gross profit margin by approximately 1.5 percentage points, 0.8 percentage points and 0.3 percentage points, respectively. This reduction was partially offset by the comparable base business net sales price increase of 1.7 percentage points described above.

Selling, general and administrative expenses increased $0.2 million to $22.8 million for the first quarter of 2015 from $22.6 million in the first quarter of 2014.  During the first quarter of 2015, net sales increased, resulting in approximately $1.1 million of additional selling and administrative expenses.  Selling, general and administrative expenses were also impacted by increases in warehousing expenses of $0.8 million, compensation expenses of $0.6 million and other administrative expenses of $0.6 million.  These increases were almost entirely offset by decreases in consumer marketing of $2.2 million and acquisition-related expenses of $0.7 million.  Expressed as a percentage of net sales, selling, general and administrative expenses decreased from 11.4% to 10.5%.

Net interest expense for the first quarter of 2015 increased $0.4 million, or 3.6%, to $11.5 million from $11.1 million for the first quarter of 2014.  The increase in net interest expense in the first quarter of 2015 was primarily attributable to an increase in the Company’s average debt outstanding due to the Company’s Specialty Brands acquisition in April 2014.

The Company’s reported net income under U.S. generally accepted accounting principles (GAAP) was $19.6 million, or $0.36 per diluted share, for the first quarter of 2015, as compared to reported net income of $17.8 million, or $0.33 per diluted share, for the first quarter of 2014.  The Company’s adjusted net income for the first quarter of 2015, which excludes the after tax impact of the loss on product recall and acquisition-related expenses, was $20.5 million, or $0.38 per adjusted diluted share.  The Company’s adjusted net income for the first quarter of 2014, which excludes the after tax impact of acquisition-related expenses, was $18.3 million, or $0.34 per adjusted diluted share.

For the first quarter of 2015, adjusted EBITDA, which excludes the impact of the loss on product recall and acquisition-related expenses, increased 7.5% to $49.9 million from $46.5 million for the first quarter of 2014.

Guidance

B&G Foods reaffirmed full-year 2015 guidance ranges for adjusted EBITDA of $196.0 million to $202.0 million, adjusted diluted earnings per share of $1.48 to $1.55 and net sales of $860.0 million to $880.0 million.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, April 23, 2015.  The call will be webcast live from B&G Foods’ website at www.bgfoods.com under “Investor Relations—Company Overview.”  The call can also be accessed live over the phone by dialing (888) 778-8861 for U.S. callers or (913) 312-1491 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the password is 1993577. The replay will be available from April 23, 2015 through May 7, 2015.  Investors may also access a web-based replay of the call at the Investor Relations section of B&G Foods’ website, www.bgfoods.com.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods), “comparable base business net sales” (base business net sales, excluding the Rickland Orchards shortfall), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales are “non-GAAP financial measures.”  A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses “adjusted net income,” “adjusted diluted earnings per share,” “base business net sales” and “comparable base business net sales,” which are calculated as reported net income, reported diluted earnings per share and reported net sales adjusted for certain items that affect comparability.  These non-GAAP financial measures reflect adjustments to reported net income, diluted earnings per share and net sales to eliminate the items identified above.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities is included below for the first quarters of fiscal 2015 and 2014, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share, base business net sales and comparable base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income and cash flows.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, branded shelf-stable foods across the United States, Canada and Puerto Rico. Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Baker’s Joy, Bear Creek Country Kitchens, Brer Rabbit, Canoleo, Cary’s, Cream of Rice, Cream of Wheat, Devonsheer, Don Pepino, Emeril’s, Grandma’s Molasses, JJ Flats, Joan of Arc,

Las Palmas, MacDonald’s, Maple Grove Farms, Molly McButter, Mrs. Dash, New York Flatbreads, New York Style, Old London, Original Tings, Ortega, Pirate’s Booty, Polaner, Red Devil, Regina, Rickland Orchards, Sa-són, Sclafani, Smart Puffs, Spring Tree, Sugar Twin, Trappey’s, TrueNorth, Underwood, Vermont Maid and Wright’s. B&G Foods also sells and distributes Static Guard, a household product brand.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ adjusted EBITDA, adjusted diluted earnings per share, net sales, pricing and volume, and overall expectations for fiscal 2015. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	April 4, 2015	January 3, 2015
Assets

Current assets:
Cash and cash equivalents	$23,670	$1,490
Trade accounts receivable, net	55,786	55,925
Inventories	107,020	106,557
Prepaid expenses and other current assets	12,829	14,830
Income tax receivable	5,145	14,442
Deferred income taxes	3,157	3,275
Total current assets	207,607	196,519

Property, plant and equipment, net of accumulated depreciation of $132,991 and $129,253	115,495	116,197
Goodwill	370,539	370,424
Other intangibles, net	945,222	947,895
Other assets	17,500	18,318
Total assets	$1,656,363	$1,649,353

Liabilities and Stockholders’ Equity

Current liabilities:
Trade accounts payable	$26,278	$38,052
Accrued expenses	25,529	17,644
Current portion of long-term debt	20,625	18,750
Dividends payable	18,278	18,246
Total current liabilities	90,710	92,692

Long-term debt	1,011,527	1,007,107
Other liabilities	6,100	7,352
Deferred income taxes	208,776	204,207
Total liabilities	1,317,113	1,311,358
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 53,758,649 and 53,663,697 shares issued and outstanding as of April 4, 2015 and January 3, 2015	538	537
Additional paid-in capital	92,021	110,349
Accumulated other comprehensive loss	(11,019)	(11,034)
Retained earnings	257,710	238,143
Total stockholders’ equity	339,250	337,995
Total liabilities and stockholders’ equity	$1,656,363	$1,649,353

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 4, 2015	March 29, 2014

Net sales	$217,122	$198,140
Cost of goods sold	149,725	133,471
Gross profit	67,397	64,669

Operating expenses:
Selling, general and administrative expenses	22,848	22,603
Amortization expense	2,673	3,247
Operating income	41,876	38,819

Other expenses:
Interest expense, net	11,539	11,142
Income before income tax expense	30,337	27,677
Income tax expense	10,770	9,900
Net income	$19,567	$17,777

Weighted average shares outstanding:
Basic	53,759	53,650
Diluted	53,800	53,707

Basic and diluted earnings per share	$0.36	$0.33

Cash dividends declared per share	$0.34	$0.34

B&G Foods, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to
Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	First Quarter Ended
	April 4, 2015	March 29, 2014
Net income	$19,567	$17,777
Income tax expense	10,770	9,900
Interest expense, net	11,539	11,142
Depreciation and amortization	6,544	6,895
EBITDA(1)	48,420	45,714
Acquisition-related expenses	39	741
Loss on product recall	1,467	—
Adjusted EBITDA(1)	49,926	46,455
Income tax expense	(10,770)	(9,900)
Interest expense, net	(11,539)	(11,142)
Acquisition-related expenses	(39)	(741)
Loss on product recall	(1,467)	—
Deferred income taxes	4,619	4,094
Amortization of deferred financing costs and bond discount	879	1,044
Share-based compensation expense	1,183	565
Excess tax benefits from share-based compensation	(518)	(2,383)
Acquisition-related contingent consideration expense, including interest accretion	—	232
Changes in assets and liabilities	6,407	2,779
Net cash provided by operating activities	$38,681	$31,003

(1)                 EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance.  A non-GAAP financial measure is defined as a numerical measure of our financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  We define EBITDA as net income  before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt. We define adjusted EBITDA as EBITDA adjusted for  cash and non-cash acquisition-related expenses, gains or losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses); intangible asset impairment charges and related asset write-offs; gains or losses related to changes in the fair value of contingent liabilities from earn-outs; and loss on product recalls, including customer refunds, selling, general and administrative expenses and the impact on cost of sales.  Management believes that it is useful to eliminate net interest expense, income taxes, depreciation and amortization, loss on extinguishment of debt, acquisition-related expenses, gains and losses, non-cash intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations.  We use EBITDA and adjusted EBITDA in our business operations to, among other things, evaluate our operating performance, develop budgets and measure our performance against those budgets, determine employee bonuses and evaluate our cash flows in terms of cash needs. We also present EBITDA and adjusted EBITDA because we believe they are useful indicators of our historical debt capacity and ability to service debt and because covenants in our credit agreement and our senior notes indenture contain ratios based on these measures.  As a result, internal management reports used during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to operating income or net income or any other GAAP measure as an indicator of operating performance.  EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses, loss on extinguishment of debt, acquisition-related expenses, gains and losses and income taxes, intangible asset impairment charges and related asset write-offs, gains or losses related to changes in the fair value of contingent liabilities from earn-outs and loss on product recalls.  Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating our performance against our peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Adjusted Information to GAAP Information

(In thousands, except per share data)

(Unaudited)

	First Quarter Ended
	April 4 2015	March 29, 2014
Reported net income	$19,567	$17,777
Acquisition-related expenses, net of tax	25	476
Loss on product recall, net of tax	946	—
Adjusted net income	$20,538	$18,253
Adjusted diluted earnings per share	$0.38	$0.34

(1)         On November 14, 2014, we announced a voluntary recall for certain Ortega and Las Palmas products after learning that one or more of the spice ingredients purchased from a third party supplier contained peanuts and almonds, allergens that are not declared on the products’ ingredient statements.   The cost impact of this recall during the first quarter of 2015, was $1.5 million, of which $0.8 million was recorded as a decrease in net sales related to customer refunds; $0.5 million was recorded as an increase in cost of goods sold primarily related to costs associated with product retrieval, destruction charges and customer fees; and $0.2 million was recorded as an increase in selling, general, and administrative expenses related to administrative costs.  The charges we recorded are based upon costs incurred to date and management’s estimates of costs that have yet to be incurred.  As of April 4, 2015, accounts receivables in our unaudited consolidated balance sheet includes a $0.5 million reserve relating to the recall and prepaid expenses include a $5.0 million receivable for expected insurance recoveries relating to the recall.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability — Reconciliation of Base Business Net Sales and Comparable Base Business Net Sales

(In thousands)

(Unaudited)

	First Quarter Ended
	April 4, 2015	March 29, 2014
Reported net sales	$217,122	$198,140
Net sales from acquisitions(1)	(22,044)	—
Base business net sales	$195,078	$198,140
Net sales of Rickland Orchards(2)	(1,068)	(8,647)
Comparable base business net sales	$194,010	$189,493

(1)         For the first quarter of 2015, net sales of Specialty Brands, acquired in April 2014, contributed $22.0 million to our overall net sales increase.

(2)         Net sales were negatively impacted by the Rickland Orchards shortfall in the first quarter of 2015, a continuation of the weakness that caused the Company to impair the brand’s trademark and customer relationship intangible assets in 2014.